                                                                    EXHIBIT 12.1
                                                                          to S-3

                               DELPHI CORPORATION

     COMPUTATIONS OF RATIO OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  TO EARNINGS




                                                                                        YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------------------
                                                                           2002        2001        2000        1999       1998
                                                                           ----        ----        ----        ----       ----
                                                                                           (DOLLARS IN MILLIONS)
Income (loss) before taxes ...........................................   $   531     $  (528)    $ 1,667     $ 1,721     $  (266)
Earnings of non-consolidated affiliates ..............................       (64)        (54)        (87)        (44)        (55)
Cash dividends received from non-consolidated affiliates .............        28          21          13          21           1
Portion of rentals deemed to be interest .............................        57          54          47          44          37
Interest and related charges on debt .................................       191         222         183         132         277
                                                                         -------     -------     -------     -------     -------
       Earnings available for fixed charges and preferred dividends ..   $   743     $  (285)    $ 1,823     $ 1,874     $    (6)
                                                                         -------     -------     -------     -------     -------

Fixed charges:
  Portion of rentals deemed to be interest ...........................   $    57     $    54     $    47     $    44     $    37
  Interest and related charges on debt ...............................       191         222         183         132         277
                                                                         -------     -------     -------     -------     -------
       Total fixed charges ...........................................   $   248     $   276     $   230     $   176     $   314
                                                                         -------     -------     -------     -------     -------

Preferred Dividends:
  Preferred dividend .................................................   $    --     $    --     $    --     $    --     $    --
  Divided by 1 minus the effective tax rate ..........................        65%         70%         64%         63%         35%
       Preferred dividend requirement ................................   $    --     $    --     $    --     $    --     $    --


Total fixed charges and preferred dividends ..........................   $   248     $   276     $   230     $   176     $   314
                                                                         =======     =======     =======     =======     =======


Ratio of earnings to combined fixed charges and preferred dividends ..       3.0         N/A         7.9        10.6         N/A
                                                                         =======     =======     =======     =======     =======



     Fixed charges and preferred dividends exceeded earnings by $561 million and $320 million for the years ended December 31, 2001 and 1998, respectively, resulting in a ratio of less than one.